EXHIBIT 99.1

FOR IMMEDIATE RELEASE	CONTACT: Frederick N. Cooper (215) 938-8312
December 6, 2016	fcooper@tollbrothersinc.com

TOLL BROTHERS REPORTS FY 2016

Horsham, PA, December 6, 2016 -- Toll Brothers, Inc. (NYSE:TOL) (www.tollbrothers.com), the nation’s leading builder of luxury homes, today announced results for earnings, revenues, contracts, and backlog for its fourth quarter and fiscal year ended October 31, 2016.

Fourth Quarter Financial Highlights:

▪	FY 2016’s fourth-quarter net income was $114.4 million, or $0.67 per share diluted, compared to $147.2 million, or $0.80 per share diluted, in FY 2015’s fourth quarter.

▪
Pre-tax income was $168.2 million, compared to $217.5 million in FY 2015’s fourth quarter. Impacting FY 2016’s fourth-quarter pre-tax income, reported in cost of sales, were $2.5 million of inventory impairments and a $121.2 million warranty charge primarily related to older stucco homes. FY 2015’s fourth-quarter pre-tax income included $4.4 million of inventory impairments and a comparable $14.7 million warranty charge.

▪	Adjusting for these items, FY 2016 fourth quarter adjusted pre-tax income (“Adjusted Pre-Tax Income”) was $291.8 million, compared to $236.7 million in FY 2015’s fourth quarter.

▪
Revenues of $1.86 billion and home building deliveries of 2,224 units rose 29% in dollars and 22% in units, compared to FY 2015’s fourth-quarter totals of $1.44 billion and 1,820 units. The average price of homes delivered was $834,000, compared to $790,000 in FY 2015’s fourth quarter.

▪
Net signed contracts of $1.47 billion and 1,728 units rose 17% in dollars and 20% in units, compared to FY 2015’s fourth-quarter totals of $1.25 billion and 1,437 units. The average price of net signed contracts was $848,000, compared to $872,000 in FY 2015’s fourth quarter.

▪
On a per-community basis, FY 2016’s fourth-quarter net signed contracts were up 12% to 5.82 units, compared to fourth-quarter totals of 5.21 units in FY 2015, 5.01 in FY 2014 and 5.17 in FY 2013.  This was the highest fourth quarter per-community total since FY 2005.

▪
For the first five weeks of FY 2017, beginning November 1, 2016, non-binding reservations deposits were up 10% in units, compared to the same period in FY 2016. Adjusting for outstanding Coleman Homes deposits inherited at the time of its acquisition in early November 2016, deposits were up 14%.

▪
Backlog of $3.98 billion and 4,685 units increased 14% in dollars and 15% in units, compared to FY 2015’s fourth-quarter-end backlog of $3.50 billion and 4,064 units. The average price of homes in FY 2016’s fourth-quarter-end backlog was $850,000, compared to $862,000 at FY 2015’s fourth-quarter end.

▪
Gross margin, as a percentage of revenues, was 15.4% in FY 2016’s fourth quarter, compared to 22.3% in FY 2015’s fourth quarter. Adjusted Gross Margin, which excludes interest and inventory write-downs (“Adjusted Gross Margin”), further adjusted for the warranty charge, was 24.9%, compared to 27.0% in FY 2015’s fourth quarter.

▪	SG&A, as a percentage of revenues, improved to 8.1%, compared to 8.7% in FY 2015’s fourth quarter.

▪	Other income and Income from unconsolidated entities totaled $32.7 million, compared to $21.6 million in the fourth quarter of FY 2015.

▪	The Company ended FY 2016 with 310 selling communities, compared to 297 at FY 2016’s third-quarter end, and 288 at FYE 2015. The Company expects similar community count growth in FY 2017.

▪	At FYE 2016, the Company had approximately 48,800 lots owned and optioned, compared to approximately 48,700 at FY 2016’s third-quarter end and approximately 44,300 one year ago.

▪
The Company ended FY 2016’s fourth quarter with a debt-to-capital ratio of 47.2%, compared to 48.2% at FY 2016’s third-quarter end and 47.3% at FY 2015’s fourth-quarter end. The Company ended FY 2016’s fourth quarter with a net debt-to-capital ratio(1) of 40.9%, compared to 44.9.% at FY 2016’s third-quarter end and 39.5% at FY 2015’s fourth-quarter end.

▪
The Company ended FY 2016 with $633.7 million of cash and marketable securities, compared to $351.9 million at FY 2016’s third-quarter end and $929.0 million at FYE 2015. At FYE 2016, the Company also had $961.8 million available under its $1.295 billion 20-bank credit facility, which matures in May 2021.

▪
During the fourth quarter of FY 2016, the Company repurchased approximately 2.2 million shares of its common stock at an average price of $29.00 per share for a total purchase price of approximately $65.2 million. In FY 2016, the Company repurchased approximately 13.7 million shares, representing approximately 8% of outstanding shares, at an average price of $28.77 per share for a total purchase price of approximately $392.8 million.   Since the start of FY 2017, the Company purchased an additional 550,000 shares of its common stock at an average price of $27.28 per share for a total purchase price of approximately $15.0 million.

FY 2016 Financial Highlights

▪	In FY 2016, net income was $382.1 million, or $2.18 per share diluted, compared to FY 2015’s net income of $363.2 million, or $1.97 per share diluted.

▪
Pre-tax income was $589.0 million, compared to pre-tax income of $535.6 million in FY 2015. Impacting FY 2016’s pre-tax income, reported in cost of sales, were $13.8 million of inventory impairments and $125.6 million of warranty charges primarily related to older stucco homes. FY 2015’s pre-tax income included $35.7 million of inventory impairments and a comparable $14.7 million warranty charge. Adjusted Pre-Tax Income was $728.4 million, compared to $586.0 million in FY 2015.

▪	Revenues of $5.17 billion and home building deliveries of 6,098 units rose 24% in dollars and 10% in units, compared to FY 2015’s totals of $4.17 billion and 5,525 units.

▪	Net signed contracts of $5.65 billion and 6,719 units increased 14% in dollars and units, compared to net signed contracts of $4.96 billion and 5,910 units in FY 2015.

▪	Gross margin, as a percentage of revenues, was 19.8% in FY 2016, compared to 21.6% in FY 2015. Adjusted Gross Margin, further adjusted for the warranty charge, was 25.6%, compared to 26.3% in FY 2015.

▪	SG&A, as a percentage of revenues, was 10.4% for FY 2016, compared to 10.9% for FY 2015.

▪	Income from operations was 9.5% of revenue for FY 2016, compared to 10.7% for FY 2015.

▪	Other income and Income from unconsolidated entities was $99.0 million, compared to $88.7 million in FY 2015.

FY 2017 Financial Guidance

▪
On November 7, 2016, just after the end of FY 2016, the Company announced the acquisition of Coleman Homes in Boise, Idaho, which involved the acquisition of approximately 1,400 lots owned, 350 lots controlled and the immediate addition of 15 selling communities to the Company’s first quarter FY 2017 community count total.

▪
In FY 2017, the Company expects Coleman to deliver approximately 300 homes at an average delivered price of $300,000 to $325,000. Due to the impact of purchase accounting and Coleman’s lower gross margins, the Company expects Coleman to reduce company-wide FY 2017 Adjusted Gross Margin by 30 to 40 basis points.

▪
The Company expects FY 2017 first quarter deliveries of between 1,000 and 1,250 units with an average price of between $750,000 and $780,000, and full FY 2017 deliveries of between 6,500 and 7,500 units with an average price of between $775,000 and $825,000.

▪
The Company expects its full FY 2017 Adjusted Gross Margin to be between 24.8% and 25.3% of revenues, reflecting the above noted impact from Coleman Homes and other changes in mix of product deliveries.

▪	SG&A, as a percentage of FY 2017 revenues, is expected to be approximately 10.6%. FY 2017 first quarter SG&A is expected to be approximately 15.2% of first quarter revenues.

▪	The Company’s full FY 2017 Other income and Income from unconsolidated entities is expected to be between $160 million and $200 million, with approximately $50 million in the first quarter.

▪	The Company’s FY 2017 tax rate is estimated at 36.2%.

Douglas C. Yearley, Jr., Toll Brothers’ chief executive officer, stated: “With our strong fourth quarter operating performance, double digit increase in year-end backlog, and positive sales trends to jump start our new fiscal year, we see growth in revenues and earnings and an improvement in return on equity in FY 2017.

“This quarter’s results included a $121.2 million warranty charge primarily related to older stucco homes in the Mid-Atlantic region. This has been an industry-wide issue. We discontinued the use of stucco in our Mid-Atlantic and North regions several years ago and are working with affected customers to repair their homes.

“As the only national home building company focused on the luxury market, we continue to benefit from healthy demand, limited competition in many markets, superior land positions, a financially strong buyer base and a highly recognizable brand.

These strategic advantages and a solid financial foundation have propelled us to more than triple our revenues and increase net income nine-fold in the past five years. Based on these initiatives, we believe we are well-positioned to continue to grow in a vibrant luxury new home market.

“While there has been some debate about softness in the luxury housing market, we continue to produce impressive results by serving what we believe is the demographic sweet spot in this market. We are not focused on super-luxury. With an average delivered home price of approximately $850,000 company-wide in FY 2016 - and $690,000 in markets other than New York City and California - our product lines are affordable to many households in the U.S.

“The value of our brand, our demographically-targeted product lines and our well-located communities all helped drive this year’s results. We achieved double digit growth in EPS, revenues, contracts and backlog in FY 2016. We ended FY 2016 with our ninth consecutive quarter of year-over-year growth in contract dollars and units. In our fourth quarter, total net signed contracts rose 17% in dollars and 20% in units, compared to FY 2015’s fourth quarter.

“As household formations increase, we continue to pursue growth initiatives to amplify the value of the Toll Brothers brand. Through our dual-pronged strategy of expanding and diversifying our geographic footprint and broadening our platform of residential product lines, we reach affluent buyers across the demographic spectrum, from millennials to baby boomers and everyone in between. Our for-sale products include luxury move-up, empty-nester, active-adult, second home and urban high-rise condominiums. On the rental side, we now have a portfolio of urban and suburban projects completed, in construction or under development that total over 10,000 units. We believe we are creating significant shareholder value for the Company through Toll Brothers Apartment Living.

“With the millennial generation now entering their thirties and forming families, we are starting to benefit from the desire for home ownership from the affluent leading edge of this huge demographic wave. In FY 2016, approximately 22% of our settlements included one primary buyer thirty-five years of age or under. We are currently courting these customers with our core suburban homes, urban condos and rental apartment properties. We are also introducing a new product line, T|Select by Toll Brothers, which incorporates the elegance and style of a higher-end Toll Brothers home but with fewer structural options, a quicker delivery time and a slightly lower price.

“California, where we build primarily in the coastal suburbs of San Francisco, Los Angeles and San Diego, remained our largest housing market. With a multi-year land position in desirable coastal locations, we see this as a dynamic region for us for years to come. We also enjoyed strong demand in our other western markets of suburban Seattle, Phoenix, Reno, Las Vegas and Denver, as well as in Dallas, Jacksonville, Orlando, Northern Virginia, Philadelphia and New Jersey.

“With the goal of augmenting our footprint in the Western United States, we expanded into the Boise, Idaho market with the acquisition of Coleman Homes. Announced just after our fiscal year end, Boise complements our significant presence in coastal California and our other western markets, which accounted for approximately 45% in dollars and 36% in units of signed contracts in FY 2016.

“We are encouraged as we look to FY 2017. In addition to a backlog that is up double digits in both dollars and units compared to one year before, we are seeing positive demand trends in many regions. Through the first five weeks of FY 2017, our non-binding reservation deposits in units, a precursor to signed contracts and, eventually, to home deliveries, were up 10% compared to FY 2016’s same period. With this strong start, our great brand, high quality land positions, diversified product lines and strong buyer profile, we believe FY 2017 will be another year of solid growth in revenues and profits.”

Martin P. Connor, Toll Brothers’ chief financial officer, stated: “Our growth in revenues, deliveries, contracts and earnings per share in FY 2016 reflect the benefit of our diverse geographic and product mix. We project continued growth in these financial metrics in FY 2017.

“We have undertaken a number of initiatives to improve our return on equity including buying back stock, utilizing lower rate variable borrowings and forming capital- and risk-efficient joint ventures. We purchased $392.8 million (13.7 million shares) of stock during FY 2016 and an additional 550,000 shares for $15.0 million during the start of FY 2017. We expect our FY 2017 average share count to be approximately 170.5 million shares, down from the 176 million share average for FY 2016.

“In May of 2016, we expanded our bank revolving credit facility to $1.295 billion and 20 banks, and in August 2016, we extended to five years our $500 million floating rate bank term loan. We now have nearly $1.8 billion of long-term credit facilities with 21 banks at an average interest cost under Libor+150. We had approximately $750 million borrowed under these facilities at FY 2016’s fourth-quarter end.

“Based on closings and commitments in place, by December 31, 2016 we will have raised approximately $1 billion of joint venture debt and equity for transactions since the start of FY 2016. These involve three types of properties: our larger, more capital intensive New York City high-rise condominium projects; all of our urban and suburban rental projects; and a number of our larger, longer-term master planned communities. These financings, which encompass both project-specific construction and permanent loans and project-specific third-party equity investments, enable us to reduce our equity exposure, generate fees and performance based promotes, and increase our return on investment.

“We expect the combination of purchase accounting and lower gross margin from our Coleman Homes acquisition to reduce our overall Adjusted Gross Margin by 30 to 40 basis points in FY 2017. We also expect changes in our mix of product deliveries to negatively impact Adjusted Gross Margin in FY 2017 by 25 to 35 basis points in FY 2017. Therefore, we expect FY 2017 Adjusted Gross Margin to be between 24.8% and 25.3% of revenues.

“We expect to deliver one of the highest Adjusted Gross Margins in the industry in FY 2017 while improving our return on equity to above 12% and growing earnings per share significantly.”

Robert I. Toll, executive chairman, stated: “Recent data highlights the continuing recovery of home prices to pre-recession levels. This should translate into more equity for current home owners looking to move up. We are encouraged by surveys that indicate most millennials still believe home ownership is a goal to aspire to. In Monday’s Wall Street Journal, an Urban Land Institute study noted that suburbs are outstripping cities in population growth. Don’t forget that more than 90% of our business is transacted in the suburbs.

“Also yesterday, housing expert John Burns released a report stating that: luxury home sales have increased, that sales of homes priced above $600,000 had risen in 37 of the 43 counties he studied, and that home sales above $600,000 in the last twelve months exceeded sales in the prior twelve months by 10%. These are positive data points.

“With the employment picture and the stock market on positive trajectories, interest rates still extremely attractive, significant pent-up demand and a dearth of supply in many markets, we believe the new home market will remain on its current course of steady growth.

“In FY 2016, we marked our thirtieth year as a public company on the New York Stock Exchange, an impressive milestone in our three-decade evolution from a local suburban Philadelphia builder to a nationally diversified home building corporation with a uniquely recognized brand. In June 2017, we will celebrate the 50th year since our formation back in 1967 when we sold our first home for $17,990. I am so proud of where our Company is today. Now, with a much more diversified array of product offerings, a team of dedicated associates, a solid land position and a growing customer base, we look forward to a bright future for Toll Brothers, our shareholders and our associates.”

The financial highlights for the fourth quarter and fiscal year ended October 31, 2016 (unaudited):

▪	FY 2016’s fourth-quarter net income was $114.4 million, or $0.67 per share diluted, compared to FY 2015’s fourth-quarter net income of $147.2 million, or $0.80 per share diluted.

▪
FY 2016’s fourth-quarter pre-tax income was $168.2 million, compared to FY 2015’s fourth-quarter pre-tax income of $217.5 million. FY 2016’s fourth-quarter results included pre-tax inventory impairments totaling $2.5 million and a $121.0 million warranty charge primarily related to older stucco homes.  FY 2015’s fourth-quarter results included pre-tax inventory impairments of $4.4 and a comparable $14.7 million warranty charge. FY 2016’s fourth-quarter Adjusted Pre-Tax Income was $291.8, compared to $236.7 million in FY 2015’s fourth quarter.

▪	FY 2016’s net income was $382.1 million, or $2.18 per share diluted, compared to FY 2015’s net income of $363.2 million, or $1.97 per share diluted.

▪
FY 2016’s pre-tax income was $589.0 million, compared to FY 2015’s pre-tax income of $535.6 million. Impacting FY 2016’s pre-tax income, reported in cost of sales, were $13.8 million of inventory impairments and $125.6 million of warranty charges primarily related to older stucco homes. FY 2015’s pre-tax income included $35.7 million of inventory impairments and a comparable $14.7 million warranty charge. FY 2016 Adjusted Pre-Tax Income was $728.4 million, compared to $586.0 million in FY 2015.

▪	FY 2016’s fourth-quarter total revenues of $1.86 billion and 2,224 units rose 29% in dollars and 22% in units, compared to FY 2015’s fourth-quarter total revenues of $1.44 billion and 1,820 units.

▪	FY 2016’s total revenues of $5.17 billion and 6,098 units rose 24% in dollars and 10% in units, compared to FY 2015’s same period totals of $4.17 billion and 5,525 units.

▪
The Company’s FY 2016 fourth-quarter net contracts of $1.47 billion and 1,728 units rose by 17% in dollars and 20% in units, compared to FY 2015’s fourth-quarter net contracts of $1.25 billion and 1,437 units.

▪
On a per-community basis, FY 2016’s fourth-quarter net signed contracts were up 12% to 5.82 units, compared to fourth-quarter totals of 5.21 units in FY 2015, 5.01 in FY 2014 and 5.17 in FY 2013. This was the highest fourth quarter per-community total since FY 2005.

▪	The Company’s FY 2016 net contracts of $5.65 billion and 6,719 units increased 14% in dollars and units, compared to net contracts of $4.96 billion and 5,910 units in FY 2015.

▪	FY 2016’s, fiscal-year-end backlog of $3.98 billion and 4,685 units increased 14% in dollars and 15% in units, compared to FY 2015’s fiscal-year-end backlog of $3.50 billion and 4,064 units.

▪
FY 2016’s fourth-quarter gross margin, as a percentage of revenues, was 15.4%, compared to 22.3% in FY 2015’s fourth quarter. FY 2016’s fourth-quarter Adjusted Gross Margin, further adjusted for the warranty charge, was 24.9%, compared to 27.0% in FY 2015’s fourth quarter.

▪
FY 2016’s gross margin, as a percentage of revenues, was 19.8%, compared to 21.6% in FY 2015. FY 2016’s Adjusted Gross Margin, further adjusted for the warranty charge, was 25.6%, compared to 26.3% in FY 2015.

▪	Interest included in cost of sales was 2.9% of revenues in FY 2016’s fourth quarter, compared to 3.3% in FY 2015’s fourth quarter.

▪	Interest included in cost of sales was 3.1% of revenues in FY 2016, compared to 3.4% in FY 2015.

▪	SG&A, as a percentage of revenues, was 8.1% in FY 2016’s fourth quarter, compared to 8.7% in FY 2015’s fourth quarter.

▪	SG&A, as a percentage of revenues, was 10.4% in FY 2016, compared to 10.9% in FY 2015.

▪	Income from operations of $135.4 million represented 7.3% of revenues in FY 2016’s fourth quarter, compared to $195.9 million and 13.6% of revenues in FY 2015’s fourth quarter.

▪	Income from operations of $490.1 million represented 9.5% of revenues in FY 2016, compared to $446.9 million and 10.7% of revenues in FY 2015.

▪	Other income and Income from unconsolidated entities in FY 2016’s fourth quarter totaled $32.7, compared to $21.6 million in FY 2015’s same quarter.

▪	Other income and Income from unconsolidated entities in FY 2016 totaled $99.0 million, compared to $88.7 million in FY 2015.

▪
FY 2016’s fourth-quarter cancellation rate (current-quarter cancellations divided by current-quarter signed contracts) was 4.9%, compared to 5.5% in FY 2015’s fourth quarter. As a percentage of beginning-quarter backlog, FY 2016’s fourth-

quarter cancellation rate was 1.7%, compared to 1.9% in FY 2015’s fourth quarter.

▪
In FY 2016’s fourth quarter, unconsolidated entities in which the Company had an interest delivered $109.5 million of homes, compared to $17.2 million in the fourth quarter of FY 2015. In FY 2016, unconsolidated entities in which the Company had an interest delivered $164.9 million of homes, compared to $78.1 million in the same period of FY 2015. The Company recorded its share of the results from these entities’ operations in “Income from Unconsolidated Entities” on the Company’s Statement of Operations.

▪
In FY 2016’s fourth quarter, unconsolidated entities in which the Company had an interest signed contracts for $28.0 million of homes, compared to $74.6 million in the fourth quarter of FY 2015. In FY 2016, unconsolidated entities in which the Company had an interest signed contracts for $169.8 million of homes, compared to $260.2 million in the same period of FY 2015.

▪	At October 31, 2016, unconsolidated entities in which the Company had an interest had a backlog of $471.5 million, compared to $466.6 million at October 31, 2015.

▪
The Company ended FY 2016 with $633.7 million of cash and marketable securities, compared to $351.9 million at 2016’s third-quarter end and $929.0 million at FYE 2015. At FYE 2016, the Company also had $961.8 million available under its $1.295 billion 20-bank credit facility, which matures in May 2021.

▪
During the fourth quarter of FY 2016, the Company repurchased approximately 2.2 million shares of its common stock at an average price of $29.00 per share for a total purchase price of approximately $65.2 million. In FY 2016, the Company repurchased approximately 13.7 million shares, representing approximately 8% of outstanding shares, at an average price of $28.77 per share for a total purchase price of approximately $392.8 million.  Since the start of FY 2017, the Company purchased an additional 550,000 shares of its common stock at an average price of $27.28 per share for a total purchase price of approximately $15.0 million.

▪	The Company’s Stockholders’ Equity at FYE 2016 was $4.24 billion, compared to $4.22 billion at FYE 2015.

▪
The Company ended FY 2016 with a debt-to-capital ratio of 47.2%, compared to 48.2% at FY 2016’s third-quarter end and 47.3% at FYE 2015. The Company ended FY 2016’s fourth quarter with a net debt-to-capital ratio(1) of 40.9%, compared to 44.9% at FY 2016’s third-quarter end, and 39.5% at FYE 2015.

▪
The Company ended FY 2016 with approximately 48,800 lots owned and optioned, compared to 48,700 one quarter earlier, and 44,300 one year earlier. At FYE 2016’s, approximately 34,100 of these lots were owned, of which approximately 17,100 lots, including those in backlog, were substantially improved.

▪	In the fourth quarter of FY 2016, the Company spent approximately $78.5 million on land to purchase 1,075 lots.

▪	In FY 2016, the Company spent approximately $700.4 million on land to purchase 5,542 lots.

▪	The Company ended FY 2016 with 310 selling communities, compared to 297 at FY 2016’s third-quarter end and 288 at FYE 2015. The Company expects similar community count growth in FY 2017.

▪
On November 7, 2016, just after the end of FY 2016, the Company announced the acquisition of Coleman Homes in Boise, Idaho, which involved the acquisition of approximately 1,400 lots owned, 350 lots controlled, and the immediate addition of 15 selling communities to the Company’s first quarter FY 2017 community count total.

▪
In FY 2017 we expect Coleman to deliver approximately 300 homes at an average delivered price of $300,000 to $325,000. Due to the impact of purchase accounting and Coleman’s lower gross margins, the Company expects Coleman to reduce FY 2017 Adjusted Gross Margins by 30 to 40 basis points.

▪
The Company expects FY 2017 first quarter deliveries of between 1,000 and 1,250 units with an average price of between $750,000 and $780,000, and full FY 2017 deliveries of between 6,500 and 7,500 units with an average price of between $775,000 and $825,000.

▪
The Company expects its full FY 2017 Adjusted Gross Margin to be between 24.8% and 25.3% of revenues reflecting the above noted impact from Coleman Homes and other changes in mix of product deliveries.

▪	SG&A, as a percentage of full FY 2017 revenues, is projected to be approximately 10.6%. FY 2017 first quarter SG&A is projected to be approximately 15.2% of first quarter FY 2017 revenues.

▪	The Company’s full FY 2017 Other income and Income from unconsolidated entities is expected to be between $160 million and $200 million with approximately $50 million occurring in the first quarter.

▪	The Company expects its FY 2017 tax rate to be approximately 36.2%.

(1)	See “Reconciliation of Non-GAAP Measures” below for more information on the calculation of the Company’s net debt-to-capital ratio.

Toll Brothers will be broadcasting live via the Investor Relations section of its website, www.tollbrothers.com, a conference call hosted by CEO Douglas C. Yearley, Jr. at 11:00 a.m. (EST) today, December 6, 2016, to discuss these results and its outlook for FY 2017. To access the call, enter the Toll Brothers website, click on the Investor Relations page, and select "Conference Calls”. Participants are encouraged to log on at least fifteen minutes prior to the start of the presentation to register and download any necessary software.

The call can be heard live with an online replay which will follow. MP3 format replays will be available after the conference call via the "Conference Calls" section of the Investor Relations portion of the Toll Brothers website.

Toll Brothers, Inc., A FORTUNE 600 Company, is the nation's leading builder of luxury homes. The Company began business in 1967 and became a public company in 1986. Its common stock is listed on the New York Stock Exchange under the symbol “TOL.” The Company serves move-up, empty-nester, active-adult, and second-home buyers and operates in 20 states: Arizona, California, Colorado, Connecticut, Delaware, Florida, Idaho, Illinois, Maryland, Massachusetts, Michigan, Minnesota, Nevada, New Jersey, New York, North Carolina, Pennsylvania, Texas, Virginia, and Washington, as well as in the District of Columbia.

Toll Brothers builds an array of luxury residential single-family detached, attached home, master planned resort-style golf, and urban low-, mid-, and high-rise communities, principally on land it develops and improves. The Company operates its own architectural, engineering, mortgage, title, land development and land sale, golf course development and management, home security, and landscape subsidiaries. The Company also operates its own lumber distribution, house component assembly, and manufacturing operations. Through its Gibraltar Capital and Asset Management joint venture, the Company provides builders and developers with land banking and joint venture capital. The Company acquires and develops commercial and apartment properties through Toll Brothers Apartment Living, Toll Brothers Campus Living, and the affiliated Toll Brothers Realty Trust, and develops urban low-,  mid-, and high-rise for-sale condominiums through Toll Brothers City Living.

In 2016, Toll Brothers ranked #6 among all 1,500 companies in Fortune magazine’s survey of the World’s Most Admired Companies in the Quality of Products/Services Offered category behind only Apple, Walt Disney, Amazon, Alphabet, and Nordstrom. The firm was also named as the Most Admired Home Building Company for 2016, the second year in a row it has been so honored. Toll Brothers was named 2014 Builder of the Year by Builder magazine, and is honored to have been awarded Builder of the Year in 2012 by Professional Builder magazine, making it the first two-time recipient.  Toll Brothers proudly supports the communities in which it builds; among other philanthropic pursuits, the Company sponsors the Toll Brothers Metropolitan Opera International Radio Network, bringing opera to neighborhoods throughout the world. For more information, visit www.tollbrothers.com.

Toll Brothers discloses information about its business and financial performance and other matters, and provides links to its securities filings, notices of investor events, and earnings and other news releases, on the Investor Relations section of its website (tollbrothers.com/investor-relations).

Forward Looking Statement

Information presented herein for the fourth quarter ended October 31, 2016 is subject to finalization of the Company's regulatory filings, related financial and accounting reporting procedures and external auditor procedures.

Certain information included in this release is forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, information related to: anticipated operating results; anticipated financial performance, resources and condition; selling communities; home deliveries; average home prices; consumer demand and confidence; contract pricing; business and investment opportunities; market and industry trends; and the anticipated benefits to be realized from the acquisition of Coleman Homes.

Such forward-looking information involves important risks and uncertainties that could significantly affect actual results and cause them to differ materially from expectations expressed herein and in other Company reports, SEC filings, statements and presentations. These risks and uncertainties include, among others: local, regional, national and international economic conditions; fluctuating consumer demand and confidence; interest and unemployment rates; changes in sales conditions, including home prices, in the markets where we build homes; conditions in our newly entered markets and newly acquired operations; the competitive environment in which we operate; the availability and cost of land for future growth; conditions that could result in inventory write-downs or write-downs associated with investments in unconsolidated entities; the ability to recover our deferred tax assets; the availability of capital; uncertainties in the capital and securities markets; liquidity in the credit markets; changes in tax laws and their interpretation; effects of governmental legislation and regulation; the outcome of various legal proceedings; the availability of adequate insurance at reasonable cost; the impact of construction defect, product liability and home warranty claims, including the adequacy of self-insurance accruals, and the applicability and sufficiency of our insurance coverage; the ability of customers to obtain financing for the purchase of homes; the ability of home buyers to sell their existing homes; the ability of the participants in various joint ventures to honor their commitments; the availability and cost of labor and building and construction materials; the cost of raw materials; construction delays; domestic and international political events; weather conditions; and the anticipated benefits to be realized from the acquisition of Coleman Homes. For a more detailed discussion of these factors, see the information under the captions "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our most recent annual report on Form 10-K and our subsequent quarterly reports on Form 10-Q filed with the Securities and Exchange Commission.

Any or all of the forward-looking statements included in this release are not guarantees of future performance and may turn out to be inaccurate. Forward-looking statements speak only as of the date they are made. The Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

TOLL BROTHERS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)

	October 31, 2016	October 31, 2015
	(Unaudited)
ASSETS
Cash and cash equivalents	$633,715	$918,993
Marketable securities	—	10,001
Restricted cash	31,291	16,795
Inventory	7,353,967	6,997,516
Property, construction and office equipment, net	169,576	136,755
Receivables, prepaid expenses and other assets	582,758	335,860
Mortgage loans held for sale	248,601	123,175
Customer deposits held in escrow	53,057	56,105
Investments in unconsolidated entities	496,411	412,860
Deferred tax assets, net of valuation allowances	167,413	198,455
	$9,736,789	$9,206,515

LIABILITIES AND EQUITY
Liabilities:
Loans payable	$871,079	$1,000,439
Senior notes	2,694,372	2,689,801
Mortgage company loan facility	210,000	100,000
Customer deposits	309,099	284,309
Accounts payable	281,955	236,953
Accrued expenses	1,072,300	608,066
Income taxes payable	62,782	58,868
Total liabilities	5,501,587	4,978,436

Equity:
Stockholders’ equity
Common stock	1,779	1,779
Additional paid-in capital	728,464	728,125
Retained earnings	3,977,297	3,595,202
Treasury stock, at cost	(474,912)	(100,040)
Accumulated other comprehensive loss	(3,336)	(2,509)
Total stockholders' equity	4,229,292	4,222,557
Noncontrolling interest	5,910	5,522
Total equity	4,235,202	4,228,079
	$9,736,789	$9,206,515

TOLL BROTHERS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share data)
(Unaudited)

	Twelve Months Ended October 31,		Three Months Ended October 31,
	2016	2015	2016	2015
Revenues	$5,169,508	$4,171,248	$1,855,451	$1,437,202

Cost of revenues	4,144,065	3,269,270	1,569,767	1,116,332
Selling, general and administrative expenses	535,382	455,108	150,262	124,934
	4,679,447	3,724,378	1,720,029	1,241,266

Income from operations	490,061	446,870	135,422	195,936
Other:
Income from unconsolidated entities	40,748	21,119	17,994	4,039
Other income - net	58,218	67,573	14,744	17,568
Income before income taxes	589,027	535,562	168,160	217,543
Income tax provision	206,932	172,395	53,782	70,380
Net income	$382,095	$363,167	$114,378	$147,163
Income per share:
Basic	$2.27	$2.06	$0.70	$0.83
Diluted	$2.18	$1.97	$0.67	$0.80
Weighted-average number of shares:
Basic	168,261	176,425	163,970	176,370
Diluted	175,973	184,703	171,683	184,736

TOLL BROTHERS, INC. AND SUBSIDIARIES
SUPPLEMENTAL DATA
(Amounts in thousands)
(unaudited)

	Twelve Months Ended October 31,		Three Months Ended October 31,
	2016	2015	2016	2015
Impairment charges recognized:
Cost of sales - land owned/controlled for future communities	$3,442	$13,409	$39	$130
Cost of sales - operating communities	10,365	22,300	2,415	4,300
	$13,807	$35,709	$2,454	$4,430

Depreciation and amortization	$23,121	$23,557	$6,283	$5,890
Interest incurred	$164,001	$155,170	$41,922	$37,274
Interest expense:
Charged to cost of sales	$160,337	$142,947	$53,161	$48,005
Charged to other income - net	1,143	3,843	537	1,048
	$161,480	$146,790	$53,698	$49,053

Home sites controlled:
Owned	34,137	35,872
Optioned	14,700	8,381
	48,837	44,253

Inventory at October 31, 2016 and October 31, 2015 consisted of the following (amounts in thousands):

	October 31, 2016	October 31, 2015
Land and land development costs	$2,497,603	$2,476,008
Construction in progress	4,225,456	3,977,542
Sample homes	460,948	349,481
Land deposits and costs of future development	144,417	173,879
Other	25,543	20,606
	$7,353,967	$6,997,516

Toll Brothers operates in two segments: Traditional Home Building and Urban Infill ("City Living"). Within Traditional Home Building, Toll operates in five geographic segments:

North:	Connecticut, Illinois, Massachusetts, Michigan, Minnesota, New Jersey and New York

Mid-Atlantic:	Delaware, Maryland, Pennsylvania and Virginia

South:	Florida, North Carolina and Texas

West:	Arizona, Colorado, Nevada, and Washington

California:	California

	Three Months Ended October 31,
	Units		$ (Millions)		Average Price Per Unit $
	2016	2015	2016	2015	2016	2015
HOME BUILDING REVENUES
North	444	391	$322.8	$239.0	$727,100	$611,300
Mid-Atlantic	503	413	318.8	266.2	633,700	644,400
South	362	351	278.2	281.0	768,500	800,600
West	505	319	355.0	209.7	703,000	657,400
California	404	269	566.8	310.2	1,402,900	1,153,200
Traditional Home Building	2,218	1,743	1,841.6	1,306.1	830,300	749,300
City Living	6	77	13.9	131.1	2,322,900	1,702,800
Total consolidated	2,224	1,820	$1,855.5	$1,437.2	$834,300	$789,700

CONTRACTS
North	346	311	$242.5	$219.7	$700,800	$706,400
Mid-Atlantic	409	331	248.6	216.3	607,900	653,300
South	317	234	238.4	179.9	752,000	769,000
West	374	291	279.1	211.5	746,400	726,700
California	242	195	389.3	290.9	1,608,700	1,492,000
Traditional Home Building	1,688	1,362	1,397.9	1,118.3	828,200	821,100
City Living	40	75	67.1	134.6	1,676,600	1,794,300
Total consolidated	1,728	1,437	$1,465.0	$1,252.9	$847,800	$871,900

BACKLOG
North	977	890	$692.8	$619.2	$709,100	$695,800
Mid-Atlantic	986	811	610.0	518.9	618,700	639,900
South	960	824	736.4	669.2	767,100	812,100
West	1,020	816	766.5	573.5	751,500	702,800
California	533	609	867.7	897.8	1,627,900	1,474,200
Traditional Home Building	4,476	3,950	3,673.4	3,278.6	820,700	830,000
City Living	209	114	310.7	225.4	1,486,500	1,977,200
Total consolidated	4,685	4,064	$3,984.1	$3,504.0	$850,400	$862,200

	Twelve Months Ended October 31,
	Units		$ (Millions)		Average Price Per Unit $
	2016	2015	2016	2015	2016	2015
HOME BUILDING REVENUES
North	1,172	1,126	$814.5	$702.2	$695,000	$623,600
Mid-Atlantic	1,432	1,342	895.7	845.3	625,500	629,900
South	1,093	1,175	849.6	892.3	777,300	759,400
West	1,304	994	903.7	665.3	693,000	669,300
California	1,006	669	1,448.5	750.0	1,439,900	1,121,100
Traditional Home Building	6,007	5,306	4,912.0	3,855.1	817,700	726,600
City Living	91	219	257.5	316.1	2,829,700	1,443,400
Total consolidated	6,098	5,525	$5,169.5	$4,171.2	$847,700	$755,000

CONTRACTS
North	1,259	1,138	$888.0	$756.8	$705,300	$665,000
Mid-Atlantic	1,607	1,323	986.8	844.7	614,100	638,500
South	1,229	1,036	916.8	838.3	746,000	809,200
West	1,508	1,221	1,096.7	846.2	727,300	693,000
California	930	1,003	1,418.5	1,343.2	1,525,300	1,339,200
Traditional Home Building	6,533	5,721	5,306.8	4,629.2	812,300	809,200
City Living	186	189	342.8	326.4	1,843,000	1,727,000
Total consolidated	6,719	5,910	$5,649.6	$4,955.6	$840,800	$838,500

Unconsolidated entities:

Information related to revenues and contracts of entities in which we have an interest for the three-month and twelve-month periods ended October 31, 2016 and 2015, and for backlog at October 31, 2016 and 2015 is as follows:

	Units		$ (Millions)		Average Price Per Unit $
	2016	2015	2016	2015	2016	2015
Three months ended October 31,
Revenues	54	21	$109.5	$17.2	$2,028,300	$820,000
Contracts	18	40	$28.0	$74.6	$1,553,100	$1,865,300

Twelve months ended October 31,
Revenues	115	96	$164.9	$78.1	$1,434,000	$813,300
Contracts	113	147	$169.8	$260.2	$1,502,900	$1,770,100

Backlog at October 31,	184	186	$471.5	$466.6	$2,562,400	$2,508,500

RECONCILIATION OF NON-GAAP MEASURES

This press release contains, and Company management’s discussion of the results presented in this press release may include, information about the Company’s Adjusted Pre-tax Income; Adjusted Gross Margin, further adjusted for warranty charges primarily related to older stucco homes; and the Company’s net debt-to-capital ratio.

These three measures are non-GAAP financial measures which are not calculated in accordance with generally accepted accounting principles (“GAAP”). These non-GAAP financial measures should not be considered a substitute for, or superior to, the comparable GAAP financial measures, and may be different from non-GAAP measures used by other companies in the homebuilding business.

The Company’s management considers these non-GAAP financial measures as they make operating and strategic decisions and evaluate our performance, including against other homebuilders that may use similar non-GAAP financial measures. The Company’s management believes these non-GAAP financial measures are useful to investors in understanding our operations and leverage and may be helpful in comparing the Company to other homebuilders to the extent they provide similar information.

Adjusted Pre-tax Income
The following table reconciles the Company’s Pre-tax Income (calculated in accordance with GAAP) to the Company’s Adjusted Pre-tax Income (a non-GAAP financial measure). Adjusted Pre-tax Income is calculated as Pre-tax income plus inventory write-downs plus warranty charges primarily related to older stucco homes.

Adjusted Pre-tax Income Reconciliation

		Three Months Ended October 31,		Twelve Months Ended October 31,
		2016	2015	2016	2015
Pre-tax income		$168,160	$217,543	$589,027	$535,562
Add:	Inventory write-downs	2,454	4,430	13,807	35,709
	Warranty charges primarily related to older stucco homes	$121,231	$14,685	$125,576	$14,685
Adjusted pre-tax income		$291,845	$236,658	$728,410	$585,956

The Company has not disclosed Adjusted Pre-tax Income in prior periods in fiscal 2016. The Company’s management believes Adjusted Pre-tax Income is a useful financial measure to investors because it allows them to evaluate the performance of our Company for the fourth quarter and fiscal year 2016 and its prospects for the future without the often varying effects of inventory impairments and the impact of warranty charges primarily related to older stucco homes. The use of Adjusted Pre-tax Income also assists the Company’s management as a basis for making internal budgets and operating decisions, as well as planning and forecasting of future periods.

Adjusted Gross Margin (further adjusted for warranty charges primarily related to older stucco homes)
The following table reconciles the Company’s gross margin as a percentage of revenues (calculated in accordance with GAAP) to the Company’s Adjusted Gross Margin, further adjusted for warranty charges primarily related to older stucco homes (a non-GAAP financial measure). Adjusted Gross Margin, further adjusted for warranty charges primarily related to older stucco homes, is calculated as (i) gross margin plus interest recognized in cost of sales plus inventory write-downs plus warranty charges primarily related to older stucco homes divided by (ii) revenues.

Adjusted Gross Margin Reconciliation

		Three Months Ended October 31,		Twelve Months Ended October 31,
		2016	2015	2016	2015
Revenues		$1,855,451	$1,437,202	$5,169,508	$4,171,248
Cost of revenues		1,569,767	1,116,332	4,144,065	3,269,270
Gross margin		285,684	320,870	1,025,443	901,978
Add:	Interest recognized in cost of sales	53,161	48,005	160,337	142,947
	Inventory write-downs	2,454	4,430	13,807	35,709
Adjusted gross margin		341,299	373,305	1,199,587	1,080,634
Add:	Warranty charges primarily related to older stucco homes	121,231	14,685	125,576	14,685
Adjusted gross margin, further adjusted for warranty charges primarily related to older stucco homes		$462,530	$387,990	$1,325,163	$1,095,319

As a percentage of revenue:
Gross margin		15.4%	22.3%	19.8%	21.6%

Adjusted Gross Margin		18.4%	26.0%	23.2%	25.9%

Adjusted gross margin, further adjusted for warranty charges primarily related to older stucco homes		24.9%	27.0%	25.6%	26.3%

The Company has disclosed Adjusted Gross Margin for prior periods in fiscal 2016, but has not disclosed Adjusted Gross Margin, further adjusted for warranty charges primarily related to older stucco homes. The Company’s management believes Adjusted Gross Margin, further adjusted warranty charges primarily related to older stucco homes, is a useful financial measure to investors because it allows them to evaluate the performance of our Company for the fourth quarter and fiscal year 2016 and its prospects for the future without the often varying effects of capitalized interest costs, inventory impairments, and the impact of warranty charges primarily related to older stucco homes. The use of Adjusted Gross Margin also assists the Company’s management in assessing the profitability of our homebuilding operations and making strategic decisions regarding community location and product mix.

Forward-looking Adjusted Gross Margin
The Company has not provided projected full year fiscal 2017 gross margin or a GAAP reconciliation for forward-looking Adjusted Gross Margin, further adjusted for warranty charges primarily related to older stucco homes, because such measure cannot be provided without unreasonable efforts on a forward-looking basis, since inventory write-downs are based on future activity and observation and therefore cannot be projected for the full fiscal year. The variability of these charges may have a potentially unpredictable, and potentially significant, impact on our gross margin for fiscal 2017.

Net Debt-to-Capital Ratio
The following table reconciles the Company’s ratio of debt to capital (calculated in accordance with GAAP) to the Company’s net debt-to-capital ratio (a non-GAAP financial measure). The net debt-to-capital ratio is calculated as (i) total debt minus mortgage warehouse loans minus cash and cash equivalents and marketable securities divided by (ii) total debt minus mortgage warehouse loans minus cash and cash equivalents and marketable securities plus stockholders’ equity.

Net Debt-to-Capital Ratio Reconciliation

		October 31,		July 31,
		2016	2015	2016
	Loans payable	$871,079	$1,000,439	$1,058,656
	Senior notes	2,694,372	2,689,801	2,693,221
	Mortgage company loan facility	210,000	100,000	125,000
	Total debt	3,775,451	3,790,240	3,876,877
	Total stockholders' equity	4,229,292	4,222,557	4,174,151
	Total capital	$8,004,743	$8,012,797	$8,051,028
	Ratio of debt to capital	47.2%	47.3%	48.2%

	Total debt	$3,775,451	$3,790,240	$3,876,877
Less:	Mortgage company loan facility	(210,000)	(100,000)	(125,000)
	Cash and cash equivalents and marketable securities	(633,715)	(928,994)	(351,854)
	Total net debt	2,931,736	2,761,246	3,400,023
	Total stockholders' equity	4,229,292	4,222,557	4,174,151
	Total net capital	$7,161,028	$6,983,803	$7,574,174
	Net debt-to-capital ratio	40.9%	39.5%	44.9%

The Company’s management uses the net debt-to-capital ratio as an indicator of its overall leverage and believes it is a useful financial measure to investors in understanding the leverage employed in the Company’s operations.
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